EXHIBIT 99.1

For further information:
Lori A. Gwizdala, CFO
Chemical Financial Corporation
989 839 5358

For Immediate Release

Chemical Financial Corporation Announces Change in Retirement Benefits

Company to Partially Freeze Chemical Financial Corporation Employees' Pension Plan

          Midland, MI, May 15, 2006--- Chemical Financial Corporation (Nasdaq: CHFC) today announced that its board of directors has approved the partial freezing of the Chemical Financial Corporation Employees' Pension Plan ("Plan"), effective June 30, 2006. In conjunction with this action, Chemical Financial Corporation has announced significant enhancements to its 401(k) Savings Plan for those employees affected by the freeze.

          "Escalating employee benefit costs are having a significant impact on our economy. Given the complex legislative and accounting requirements of defined benefit retirement plans, as well as the increasing impact of the Plan on our financial results, we determined that the Company needed to more effectively manage the risks associated with this unknown and volatile expense. Therefore, we felt the time was right to migrate toward a defined contribution plan," said David B. Ramaker, Chairman, President and Chief Executive Officer, Chemical Financial Corporation.

          "The partial freeze of the Plan will allow us to better control retirement benefit expenses going forward, while at the same time preserve employees' retirement benefits earned to date. Combined with a substantial enhancement to the Company's 401(k) Savings Plan, the partial freeze is an equitable manner through which we can achieve our goals," added Ramaker.

          Under the partial freeze of the Plan, benefit accruals for employees with less than fifteen years of service or whose combined age and years of service is less than 65 will be frozen as of June 30, 2006. These employees will be provided with an enhanced 401(k) Savings Plan benefit. The Company will contribute four percent of an employee's eligible pay without regard to employee contribution, while continuing its existing policy of partially matching employee contributions to the 401(k) Savings Plan. For the remaining employees, benefits will continue to accrue, unchanged, under the Plan.

          Due to the partial freeze of the Plan, under current actuarial assumptions, it is anticipated that Chemical Financial Corporation's annual pension expense will decline. The net savings in retirement benefit costs, after accounting for increased 401(k) contributions, is expected to approximate $2 million in 2007.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 124 banking offices spread over 32 counties in the lower peninsula of Michigan. As of March 31, 2006, the Company had total assets of $3.74 billion. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.